Unknown;

STOCK EXCHANGE AGREEMENT

Between

AMERICAN ENTERPRISE DEVELOPMENT CORPORATION

A Texas corporation

And

SELLING SHAREHOLDERS

of

HAVOC DISTRIBUTION, INC.

A Texas corporation

Dated as of May 16, 2006

                                TABLE OF CONTENTS

      3.2   Certificate of Incorporation and Bylaws; Records.9

      8.8   No Claim Regarding Stock Ownership or Sale Proceeds.36

      8.9   No Prohibition....................................................................36

      8.10 Confidential Information and Invention Assignment Agreements.37

9.    CONDITIONS PRECEDENT TO HAVOC'S AND SELLING SHAREHOLDERS'

      11.8  Exercise of Remedies by Indemnitees Other Than AEND

EXHIBITS

Exhibit A:  Certain Definitions

Exhibit B:  Selling Shareholders Address List

Exhibit C:  Opinion Letter

AMERICAN ENTERPRISE DEVELOPMENT CORPORATION,

HAVOC DISTRIBUTION, INC AND ITS SELLING SHAREHOLDERS,

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of May 16, 2006, by and among American Enterprise Development Corporation, a Texas corporation, (“AEND”) and Havoc Distribution, Inc., a Texas Corporation, (“Havoc”) and each of its Selling Shareholders (“Sellers”).

RECITALS

A.

The Sellers own or will own as of the Closing 15,000,000 shares of the Common Stock of Havoc (the "Shares"), which will constitute all of the issued and outstanding common stock of Havoc as of the Closing.

B.

The Sellers wish to exchange with AEND a total of 15,000,000, constituting all of the issued and outstanding shares of Havoc, for 45,000,000 shares of common stock of AEND (the "Exchange") pursuant to AEND this Agreement.

C.

It is understood and agreed that, in addition to the shares described above, the following shares    will be authorized, reserved and approved for future issuance:

(i)

Havoc Distribution has sold debentures with a conversion right to common stock currently at $10.00 per share.  Subsequent to the merger, the Debenture Holders will be granted the right under the terms of this agreement to elect to convert the Havoc Debentures to the common stock of AEND at the same basis as the Share Exchange set forth in this Agreement.  A maximum of 1,200,000 Havoc Debenture Conversion rights shall be reserved depending on the exact number and amount of debentures sold as of the date of Closing.  The maximum Debenture amount is $12 million with 1,200,000 Havoc shares being reserved.  On the date of the LOI related to this transaction approximately $600,000 of that Debenture has been subscribed.

(ii)

The Parties agreed in the Letter of Intent to reserve certain shares for future issuance based upon the achievement of certain performance milestones by Havoc.  More particularly:  If Havoc’s revenue for fiscal 2007 exceeds $60 million, then AEND will issue an additional 15 million AEND shares to the Havoc Sellers as recorded in this Agreement.  Alternatively, if Havoc generates revenue in excess of $75 million in fiscal 2007, then AEND will issue 30 million additional AEND shares to the Havoc Sellers as recorded in this Agreement.  At the time such additional consideration is paid based upon these milestones, the Havoc Sellers are not required to hold all or any particular percentage of the AEND shares acquired pursuant to this Agreement.

D.

The boards of the AEND and Havoc have, respectively approved the transaction contemplated in this Agreement.

AGREEMENT

The parties to this Agreement agree as follows:

1.    EXCHANGE OF SHARES TRANSACTION

      1.1

Exchange of Shares.   At the Closing, the Sellers shall exchange, assign, transfer and deliver to AEND a total of 15,000,000 of the Shares (the "Exchanged Shares") to AEND, and AEND shall exchange and deliver to the Selling Shareholders a total of 45,000,000 shares of common stock, $.0003 par value, of AEND (the "AEND Shares"), on the terms and subject to the conditions set forth in this Agreement.   Each of the Sellers Shareholders will exchange with AEND all of the total Shares owned by such Selling Shareholder.

      1.2

No Fractional Shares.  No fractional shares of AEND common stock shall be issued in the exchange with AEND, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any Selling Shareholder who would otherwise be entitled to receive a fraction of a share of AEND common stock (after aggregating all fractional shares of AEND Shares issuable to such holder) shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $1.50.

      1.3

AEND Shares. The AEND Shares shall have the voting and other rights set forth in the Articles of Incorporation, as amended, and the Bylaws of AEND.   In addition, each AEND Share shall be subject to the restrictions on transfer that apply to each share acquired in a transaction that is not exempt from the registration requirements of the Securities Act.

      1.4

Closing. The closing of the Exchange and the closing of the purchase and sale of the Purchased Shares (as defined in Section 2.1) in accordance with Section 1.4 (the "Closing") shall take place at the offices of Goldbridge Capital, LLC, 1240 Blalock Road, Ste. 150, Houston, Texas 77055 at 10:00 a.m. on May 16, 2006 or the date two business days following the satisfaction of all conditions to the Closing (or at such other place or time as AEND and Havoc may jointly designate).  For purposes of this Agreement: "Scheduled Closing Time" shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.4; and "Closing Date" shall mean to the time and date as of which the Closing actually takes place.  At the Closing, the Selling Shareholders shall deliver to AEND all right title and interest to the Exchanged Shares, duly endorsed and AEND shall deliver to each Selling Shareholder, as soon as reasonably practical following the Closing, stock certificates for the AEND Shares issuable to each such Selling Shareholder.

2.    SALE AND PURCHASE OF SHARES.

      2.1

Sale and Purchase of Shares.  At the Closing, the Sellers shall sell, assign, transfer and deliver a total of 15,000,000 Shares (the "Purchased Shares") to AEND and AEND shall purchase the Purchased Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.  Each of the Selling Shareholders will sell to AEND all of the total Shares owned by such Seller.

      2.2     Purchase Price.  At the Closing, AEND shall issue and deliver a total of 45,000,000 shares to the Sellers on the terms and subject to the conditions set forth in this Agreement in exchange for the 15,000,000 shares delivered to AEND at the Closing by the Sellers.

      2.3     Taxes.  AEND shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Havoc pursuant to this Agreement such amounts as AEND or Havoc may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law (or, in the alternative, AEND at its option may request tax information and other documentation so no withholding is necessary).  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.    REPRESENTATIONS AND WARRANTIES OF HAVOC AND SELLING SHAREHOLDERS

      Except as set forth in the disclosure schedules attached hereto (each a "Schedule," and collectively, the "Disclosure Schedule"), as of the date of this Agreement and as of the Closing, Havoc and each of the Selling Shareholders jointly but not severally represents and warrants, to and for the benefit of the Indemnitees, as follows:

      3.1

Due Organization; No Subsidiaries; Etc.

            (a) Havoc is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority:

                  (i) to conduct its business in the manner in which its business is currently being conducted;

                  (ii) to own and use its assets in the manner in which its assets are currently owned and used; and

                  (iii) to perform its obligations under all Havoc Contracts.

            (b)  Havoc has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "Havoc,” “Havoc Worldwide,”  “Havoc Energy Drink,” “Spike,” and “Pit Bull.”

            (c)  Havoc is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1 of the Disclosure Schedule.  Havoc is in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1 of the Disclosure Schedule.

            (d)  Part 3.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of Havoc's board of directors, (ii) the names of the members of each committee of Havoc's board of directors, and (iii) the names and titles of Havoc's officers.

            (e)  Neither Havoc nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Havoc or the winding up or cessation of Havoc's business or affairs.

            (f)  Havoc has no subsidiaries, and Havoc has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. Havoc has not agreed and is not obligated to make any future investment in or capital contribution to any other Entity.

      3.2

Certificate of Incorporation and Bylaws; Records.

            (a) Havoc has delivered to AEND accurate and complete copies of:

                  (i) Havoc's certificate of incorporation and bylaws, including all amendments thereto;

                  (ii) the stock records of Havoc; and

                  (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Havoc, the board of directors of Havoc and all committees of the board of directors of Havoc.

      There have been no officially called and noticed meetings or other proceedings of the shareholders of Havoc, the board of directors of Havoc or any committee of the board of directors of any of Havoc that are not fully reflected in such minutes or other records.

            (b) There has not been any violation of any of the provisions of Havoc's certificate of incorporation or bylaws or of any resolution adopted by Havoc's shareholders, Havoc's board of directors or any committee of Havoc's board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

            (c) The books of account, stock records, minute books and other records of Havoc are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with sound and prudent business practices. All of the records of Havoc are in the actual possession and direct control of Havoc. Havoc has in place an adequate and appropriate system of internal controls which is at least as comprehensive and effective as the systems of internal controls customarily maintained by Comparable Entities.

      3.3

Capitalization, Etc.

            (a) The authorized capital stock of Havoc consists of:

                  (i) 50,000,000 shares of common stock having no par value.    15,000,000 shares have been issued and are outstanding as of the date of this Agreement and 1,200,000 shares are reserved for the contingent conversion of debenture holders at a conversion price of $10.00 per share.   No additional shares have or will be issued by Havoc prior to the Closing Date.  No preferred stock has been authorized or issued

                  (ii) AEND will acquire at the Closing, good and valid title to the Exchanged Shares free and clear of any Encumbrances.    All of such Shares are owned by the Selling Shareholders in the amounts indicated on the Schedule of Shareholders attached as Part 3.3(a) and are being sold to AEND hereunder.

            (b) All of the Exchanged Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with any applicable preemptive or similar rights and (iv) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and in compliance with all applicable Contracts.

            (c) Except as set forth in Part 3.3 of the Disclosure Schedule, there is no:

                  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Havoc;

                  (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Havoc other than the conversion rights of the debenture holders as described above;

                  (iii) Contracts under which Havoc is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

                  (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Havoc.

            (d) Except as set forth in Part 3.3 of the Disclosure Schedule, Havoc has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.  All securities so reacquired by Havoc, if any, were reacquired in full compliance with the applicable provisions of the applicable state and Federal securities laws.

      3.4

Financial Statements.

            (a) Havoc has delivered to AEND the following financial statements and notes (collectively, the "Havoc Financial Statements"):

                  (i) the unaudited balance sheet of Havoc as of March 31, 2006, and the related unaudited consolidated statements of operations, changes in shareholders' equity and cash flows of Havoc for the period.

            (b) All of the Havoc Financial Statements are accurate and complete in all material respects.  The financial statements and notes referred to in Section 3.4(a)(i) present fairly the financial position of Havoc as of March, 31, 2006 and the results of operations, changes in shareholders' equity and cash flows of Havoc.  The Havoc Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered.

      3.5

Absence of Changes.  Except as set forth in Part 3.5 of the Disclosure Schedule, since May 10, 2006.

            (a) there has not been any material adverse change in Havoc's business, condition, assets, liabilities, operations, financial performance or net income (or in any aspect or portion thereof), and no event has occurred that might have a material adverse effect on Havoc's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof);

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Havoc's assets (whether or not covered by insurance);

            (c) Havoc has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (d) Havoc has not sold or otherwise issued any shares of capital stock or any other securities other than the debentures mentioned above;

            (e) Havoc has not amended its certificate of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f) Havoc has not purchased or otherwise acquired any asset from any other Person, except for supplies and equipment acquired by Havoc in the Ordinary Course of Business;

            (g) Havoc has not leased or licensed any asset from any other Person that is either incorporated in any product or service sold by Havoc or that had lease or license payments that exceeded $25,000 other than in the ordinary course of business;

            (h) Havoc has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold or licensed by Havoc from its inventory in the Ordinary Course of Business;

            (j) Havoc has not written off as uncollectible, or established any extraordinary reserve with respect to, any individual account receivable in an amount of more than $5,000 or other indebtedness owing to Havoc or collectively in an amount of more than $25,000;

            (k) Havoc has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

            (l) Havoc has not made any loan or advance to any other Person;

            (m) Havoc has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to any directors, officers or employees other than pursuant to Employee Benefit Plans that were established or adopted prior to March 31, 2006, in amounts consistent with prior bonus or profit-sharing amounts, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (n) Havoc has not entered into, and neither Havoc nor any of the assets owned or used by Havoc has become bound by, any Contract that is not an Excluded Contract;

            (o) no Contract by which Havoc or any of the assets owned or used by Havoc is or was bound, or under which Havoc has or had any rights or interest (other than an Excluded Contract), has been amended or terminated;

            (p) Havoc has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Havoc in the Ordinary Course of Business;

            (q) Havoc has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the unaudited Balance Sheet or have been incurred by Havoc since March 31, 2006 in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

            (r) Havoc has not forgiven any debt or otherwise released or waived any material right or claim;

            (s) Havoc has not changed any of its methods of accounting or accounting practices in any respect;

            (t) Havoc has not entered into any transactions or taken any other action outside the Ordinary Course of Business; and

            (u) Havoc has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(t)" above.

      3.6

Title to Assets.

            (a) Havoc owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:

                  (i) all assets reflected on the unaudited Balance Sheet (except for inventory sold by Havoc since March 31, 2006 in the Ordinary Course of Business);

                  (ii) all assets acquired by Havoc since inception  (except for inventory sold by Havoc in the Ordinary Course of Business);

                  (iii) all assets referred to in Parts 3.8, 3.10 and 3.12 of the Disclosure Schedule and all of Havoc's rights under Havoc Contracts; and

                  (iv) all other assets reflected in Havoc's books and records as being owned by Havoc.

      Except as set forth in Part 3.6 of the Disclosure Schedule, all of said assets are owned by Havoc free and clear of any Encumbrances except for any lien for Taxes that are not yet due and payable.

            (b) Part 3.6 of the Disclosure Schedule identifies all assets that are being leased or licensed to Havoc (except for any Proprietary Asset that is licensed to Havoc under any third party software license generally available to the public at a cost of less than $1,000 per copy).

      3.7

Bank Accounts.  Part 3.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Havoc at any bank or other financial institution:

            (a) the name and location of the institution at which such account is maintained;

            (b) the name in which such account is maintained and the account number of such account;

            (c) a description of such account and the purpose for which such account is used;

            (d) the current balance in such account;

            (e) the rate of interest being earned on the funds in such account; and

            (f) the names of all individuals authorized to draw on or make withdrawals from such account.

      Except as provided in Part 3.7 of the Disclosure Schedule, there are no safe deposit boxes or similar arrangements maintained by or for the benefit of Havoc.

      3.8

Receivables; Major Customers.

            (a) Part 3.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Havoc.

            (b) Except as set forth in Part 3.8 of the Disclosure Schedule, all existing accounts receivable of Havoc (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2006 and have not yet been collected):

                  (i) represent valid obligations of customers of Havoc arising from bona fide transactions entered into in the Ordinary Course of Business; and

                  (ii) are current and expect to be collected in full (without any counterclaim or setoff, subject to write-offs for bad debt not to exceed the reserve for bad debt on the Interim Balance Sheet) or in the Ordinary Course of Business consistent with Havoc's historical collection experience.

            (c) No customer has accounted for more than 10% of Havoc annual revenues in any prior fiscal year.

      3.9

Inventory.  Part 3.9 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of Havoc as of May 1, 2006. All of Havoc's existing inventory (including all inventory that is reflected on the Unaudited Balance Sheet and that has not been disposed of by Havoc since March 31, 2006):

            (a) is of such quality and quantity as to be usable and saleable by Havoc in the Ordinary Course of Business;

            (b) has been priced at the lower of cost or market value; and

            (c) is free of any material defect or deficiency that is not covered through a third party manufacturer's warranty.

      The inventory levels maintained by Havoc (i) are not excessive in light of Havoc's normal operating requirements, and (ii) are adequate for the conduct of Havoc's operations in the Ordinary Course of Business.

      3.10

Equipment, Etc.

            (a) Part 3.10 of the Disclosure Schedule accurately identifies all equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) owned by Havoc. Part 3.10 also accurately identifies all tangible assets leased to Havoc.

            (b) Each asset identified or required to be identified in Part 3.10 of the Disclosure Schedule:

                  (i) is structurally sound, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);

                  (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and

                  (iii) is adequate for the uses to which it is being put.

      The assets identified in Part 3.10 of the Disclosure Schedule are adequate for the conduct of Havoc's business in the manner in which such business is currently being conducted.

      3.11

Real Property. Havoc does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.13 of the Disclosure Schedule. Part 3.11 of the Disclosure Schedule provides an accurate description of the premises covered by said leases and the facilities located on such premises.  Havoc enjoys peaceful and undisturbed possession of such premises.

      3.12

Proprietary Assets.

            (a) Part 3.12(a) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset of Havoc registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Havoc Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application.  Part 3.12(a) of the Disclosure Schedule identifies and provides a brief description of all other material Proprietary Assets owned by Havoc.  Part 3.12(a) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Havoc by any Person (except for any Proprietary Asset that is licensed to Havoc under any third party software license generally available to the public at a cost of less than $1,000 per copy), and identifies the license agreement under which such Proprietary Asset is being licensed to Havoc. Except as set forth in Part 3.12(a) of the Disclosure Schedule, Havoc has good, valid and marketable title to all of the Proprietary Assets used in its business free and clear of all liens and other Encumbrances, and has a valid right (contractual or otherwise) to use all Proprietary Assets identified in Part 3.12(a) of the Disclosure Schedule. Except as set forth in Part 3.12(a) of the Disclosure Schedule, Havoc is not obligated to make any payment to any Person for the use of any Proprietary Asset. Except as set forth in Part 3.12(a) of the Disclosure Schedule, Havoc has not developed jointly with any other Person any Proprietary Asset with respect to which such other Person has any rights.

            (b) Havoc has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Proprietary Assets (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets.  Except as set forth in Part 3.12(a) of the Disclosure Schedule, Havoc has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset.

            (c) None of the Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person except for any inadvertent infringement of which Havoc is unaware that does not impose any material liability on Havoc or cause Havoc to spend any material amount to replace any

Proprietary Assets. Havoc is not infringing, misappropriating or making any unlawful use of, and Havoc has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of Havoc, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset.

            (d) Except as set forth in Part 3.12(d) of the Disclosure Schedule:

(i) each Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Havoc; and (ii) during the last 24 months, there has not been any material claim by any customer or other Person alleging that any Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by Havoc to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Havoc other than reports of programming errors that (x) occur or are experienced from time to time by customers using Havoc's products in a unique or custom fashion, (y) have been resolved or are resolvable through Havoc's help desk (without the devotion of material additional resources) and (z) are consistent with the experience of Comparable Entities, and, to the knowledge of Havoc, there is no basis for any such claim.

            (e) Proprietary Assets constitute all the Proprietary Assets necessary to enable Havoc to conduct its business in the manner in which such business has been and is being conducted.  Except as set forth in Part 3.12(e) of the Disclosure Schedule, (i) Havoc has not licensed any of its Proprietary Assets to any Person on an exclusive basis, and (ii) Havoc has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

            (f) Except as disclosed in Part 3.12 of the Disclosure Schedule, all Proprietary Assets of Havoc do not and will not contain any viruses, which shall mean any computer code designed to disrupt, disable, harm, or otherwise impede in any manner, the operation of the computer program, or any other associated software, firmware, hardware, or network (including local area or wide-area networks), in a manner not intended by the creator(s) of such software, firmware, hardware, or network.

      3.13

Contracts.

            (a) Part 3.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each Havoc Contract, except for any Excluded Contract.  Havoc has delivered to AEND accurate and complete copies of all Havoc Contracts identified in Part 3.13 of the Disclosure Schedule, including all amendments thereto.

            (b) Each Havoc Contract is valid and in full force and effect, and is enforceable by Havoc in accordance with its terms. No Havoc Contract contains any term or provision that is extraordinary for similar types of commercial contracts or licenses.

            (c) Except as set forth in Part 3.13 of the Disclosure Schedule:

                  (i) Havoc has not violated or breached, or declared or committed any default under, any Havoc Contract and to Havoc's Knowledge, no other Person has violated, breached or committed any default under any Havoc Contract;

                  (ii) no event has occurred, and no circumstance or condition exists, that reasonably might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Havoc Contract by Havoc or, to Havoc's Knowledge by any Person other than Havoc, (B) give any Person (other than Havoc) the right to declare a default or exercise any remedy under any Havoc Contract, (C) give any Person (other than Havoc) the right to accelerate the maturity or performance of any Havoc Contract, or (D) give any Person (other than Havoc) the right to cancel, terminate or modify any Havoc Contract;

                  (iii) Havoc has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Havoc Contract; and

                  (iv) Havoc has not waived any of its rights under any Havoc Contract.

            (d) To the Knowledge of Havoc, none of its customers under existing Havoc Contracts is insolvent or unable to satisfy its current or future monetary obligations and other obligations and Liabilities to Havoc.

            (e) Except as set forth in Part 3.13 of the Disclosure Schedule:

                  (i) Havoc has never guaranteed or otherwise agreed to cause, insure or become liable for, and Havoc has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

                  (ii) Havoc has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

            (f) The performance of the Havoc Contracts will not result in any violation of or failure to comply with any material Legal Requirement.

            (g) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Havoc under any Havoc Contract or any other term or provision of any Havoc Contract.

            (h) The Contracts identified in Part 3.13 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable Havoc to conduct its business in the manner in which its business is currently being conducted.

            (i) Part 3.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Havoc since inception.

      3.14

Liabilities; Major Suppliers.

            (a) Havoc has no Liabilities, except for:

                  (i) liabilities identified as such in the "liabilities" column of the Unaudited Balance Sheet;

                  (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Havoc in the Ordinary Course of Business since March 31, 2006; and

                  (iii) Havoc's obligations under the Contracts listed in Part 3.13 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

            (b) Part 3.14 of the Disclosure Schedule:

                  (i) provides an accurate and complete breakdown and aging of Havoc's accounts payable; prepaid customer deposits held by Havoc, and long-term debts;

            (c) Havoc has not paid, and Havoc is not and will not become liable for the payment of, any fees, costs or expenses of any finder, broker or agent related to this transaction.

      3.15

Compliance With Legal Requirements.

            (a) Except as set forth in Part 3.15 of the Disclosure Schedule:

                  (i) Havoc is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                  (ii) Havoc has at all times been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                  (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Havoc of, or a failure on the part of Havoc to comply with, any material Legal Requirement; and

                  (iv) Havoc has never received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Havoc to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

            (b) Havoc has delivered to AEND an accurate and complete copy of each report, study, survey or other document in Havoc's possession or if not in Havoc's possession of which it is aware and to which Havoc has access that addresses or otherwise relates to the compliance of Havoc with, or the applicability to Havoc of, any Legal Requirement.

            (c) To the Knowledge of Havoc and the Selling Shareholders, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on Havoc's business, condition, assets, liabilities, operations, financial performance, net income or prospects or on the ability of Havoc or any of the Selling Shareholders to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise precluding any of the Transactions.

      3.16

Governmental Authorizations.

            (a) Part 3.16 of the Disclosure Schedule identifies:

                  (i) each Governmental Authorization that is held by Havoc; and

                  (ii) each other Governmental Authorization that, to the Knowledge of Havoc and the Selling Shareholders, is held by any of Havoc's employees is necessary in connection with Havoc's business.

      Havoc has delivered to AEND accurate and complete copies of all of the Governmental Authorizations identified in Part 3.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.  Each Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule is valid and in full force and effect.

            (b) Except as set forth in Part 3.16 of the Disclosure Schedule:

                  (i) Havoc and its employees are and have at all times been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule;

                  (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule;

                  (iii) Havoc has never received, and, to the Knowledge of Havoc, no employee of Havoc has ever received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any

Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 3.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

            (c) The Governmental Authorizations identified in Part 3.16 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable Havoc to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit Havoc to own and use its assets in the manner in which they are currently owned and used.

      3.17

Tax Matters.

            (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Havoc (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by Havoc has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

            (b) Part 3.17 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of Havoc with any Governmental Body with respect to any taxable period beginning January 1, 2006 and ending on or before the Closing Date ("Havoc Returns"). All Havoc Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Havoc Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Havoc Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Havoc has delivered to AEND accurate and complete copies of all Havoc Returns filed since inception.

            (c) The Havoc Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

            (d) Except as set forth in Part 3.17 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to Havoc in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Havoc.

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Havoc that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.  Havoc is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      3.18

Employee and Labor Matters.

            (a) Part 3.18 of the Disclosure Schedule accurately sets forth, with respect to each employee of Havoc (including any employee of Havoc who is on a leave of absence or on layoff status):

                  (i) the name of such employee and the date as of which such employee was originally hired by Havoc;

                  (ii) such employee's title, and a description of such employee's duties and responsibilities;

                  (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from Havoc;

                  (iv) such employee's annualized compensation as of the date of this Agreement;

                  (v) each Current Benefit Plan in which such employee participates or is eligible to participate; and

                  (vi) any Governmental Authorization that is held by such employee and that is necessary in connection with Havoc's business.

            (b) Part 3.18 of the Disclosure Schedule accurately identifies each former employee of Havoc who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Havoc or otherwise) relating to such former employee's employment with Havoc; and Part 3.18 of the Disclosure Schedule accurately describes such benefits.

            (c) Except as set forth in Part 3.18 of the Disclosure Schedule, Havoc is not a party to or bound by, and Havoc has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

            (d) The employment of each of Havoc's employees is terminable by Havoc at will. Havoc has delivered to AEND accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Havoc, if any.

            (e) To the Knowledge of Havoc and the Selling Shareholders:

                  (i) no employee of Havoc intends to terminate his employment with Havoc;

                  (ii) no employee of Havoc has received an offer to join a business that may be competitive with Havoc's business; and

                  (iii) no employee of Havoc is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Havoc, or (B) Havoc's business or operations.

            (f) Havoc is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Havoc or any of their employees. There is not now pending, and no

Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

      3.19

Benefit Plans; ERISA.

            (a) Part 3.19 of the Disclosure Schedule identifies and provides an accurate description of each Current Benefit Plan, if any, and each Past Benefit Plan. Havoc has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for Company Plans identified in Part 3.19 of the Disclosure Schedule; and Havoc has never provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 3.19 of the Disclosure Schedule.

            (b) Each Current Benefit Plan is being operated and administered in compliance in all material respects with the provisions thereof, and each Company Plan has at all times been operated and administered in compliance in all material respects with the provisions thereof.  Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan has been duly accrued and made on a timely basis.

            (c) Except as set forth in Part 3.19 of the Disclosure Schedule, Havoc has not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

      3.20

Environmental Matters.

            (a) Havoc is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

            (b) None of the Companies has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against Havoc in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in Havoc becoming subject to, any such Liability.

            (c) Except as set forth in Part 3.20 of the Disclosure Schedule, none of the Companies has ever generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully).

Except as set forth in Part 3.20 of the Disclosure Schedule, none of the Companies has ever permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

                  (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Havoc;

                  (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

                  (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Havoc.

            (d) All property that is owned by, leased to, controlled by or used by Havoc, and all surface water, groundwater, soil and air associated with such property:

                  (i) is free of any Hazardous Material and any harmful chemical or physical conditions; and

                  (ii) is free of any material environmental contamination of any nature.

            (e) Each storage tank or other storage container, if any, that is or has been owned by, leased to, controlled by or used by Havoc, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Havoc:

                  (i) is in sound condition; and

                  (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

      3.21

Sale of Products; Performance of Services.

            (a) Each product that has been sold by Havoc and each service that has been performed by any Havoc for any Person:

                  (i) conformed and complied in all in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

                  (ii) was free of any design defects, programming errors, construction defects or other defects or deficiencies at the time of sale other than programming errors that (x) occur or are experienced from time to time by customers using Havoc's products in a unique or custom fashion, (y) have been resolved or are resolvable through Havoc's help desk (without the devotion of material additional resources) and (z) are consistent with the experience of Comparable Entities. All design integration services, repair services, technical, maintenance and other services that have been performed by the Companies were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

            (b) Havoc will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any services performed by Havoc on or at any time prior to the Closing Date except for claims made on warranties in any Contracts entered into prior to the Closing Date which shall not in the aggregate exceed the warranty reserve on the Closing Balance Sheet.

            (c) No product manufactured or sold by Havoc has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

            (d) Except as set forth in Part 3.21 of the Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any material claim against Havoc (i) under or based upon any warranty provided by or on behalf of Havoc, or (ii) under or based upon any other warranty relating to any product sold by Havoc or any services performed by Havoc. To the Knowledge of Havoc and the Selling Shareholders, no event has occurred, and no condition or circumstance exists, that reasonably might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

            (e) Havoc has in place and at all times has had in place, an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by Comparable Entities.

      3.22

Insurance.

            (a) Part 3.22 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Havoc:

                  (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

                  (ii) whether such policy is a "claims made" or an "occurrences" policy;

                  (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage);

                  (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

                  (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

      Part 3.22 also identifies (1) each pending application for insurance that has been submitted by or on behalf of Havoc, and (2) each self-insurance or risk-sharing arrangement affecting Havoc or any of its assets. Havoc has delivered to AEND accurate and complete copies of all of the insurance policies identified in Part 3.22 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 3.22 of the Disclosure Schedule.

            (b) Each of the policies identified in Part 3.22 of the Disclosure Schedule is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure Havoc's business, assets, operations, key employees, services and potential liabilities.

            (c) Except as set forth in Part 3.22 of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Part 3.22 of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

            (d) Havoc has not received:

                  (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 3.22 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

                  (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 3.22 of the Disclosure Schedule; or

                  (iii) any indication that the issuer of any of the policies identified in Part 3.22 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

      3.23

Related Party Transactions. Except as set forth in Part 3.23 of the Disclosure Schedule:

            (a) no Related Party has, and no Related Party has at any time since March 31, 2006 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of Havoc;

            (b) no Related Party is, or has at any time since March 31, 2006 been, indebted to Havoc;

            (c) since March 31, 2006, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Havoc;

            (d) no Related Party is competing, or has at any time since March 31, 2006 competed, directly or indirectly, with Havoc in any market served by Havoc;

            (e) no Related Party has any claim or right against Havoc; and

            (f) no event has occurred, and no condition or circumstance exists, that reasonably might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Havoc.

      3.24

Certain Payments, Etc. Neither Havoc, nor any officer, employee, agent or other Person  associated with or acting for or on behalf of Havoc, has at any time, directly or indirectly:

            (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

            (b) intentionally made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Havoc;

            (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

            (d) performed any favor or given any gift which was not deductible for federal income tax purposes;

            (e) made any unlawful payment to any Person, or provided any unlawful favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

            (f) agreed, committed, offered or attempted to take any of the actions described in clauses "(a)" through "(e)" above.

      3.25

Proceedings; Orders.

            (a) Except as set forth in Part 3.25 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding:

                  (i) that involves Havoc or that otherwise relates to or reasonably might affect Havoc's business or any of the assets owned or used by Havoc (whether or not Havoc is named as a party thereto); or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

      Except as set forth in Part 3.25 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

            (b) Except as set forth in Part 3.25 of the Disclosure Schedule, since inception no Proceeding has ever been commenced by or against Havoc; and no Proceeding otherwise involving or relating to Havoc has been pending or to Havoc's Knowledge threatened at any time.

            (c) Havoc has delivered to AEND accurate and complete copies of all pleadings, correspondence and other written materials to which Havoc has access that relate to the Proceedings identified in Part 3.25 of the Disclosure Schedule.

            (d) There is no Order to which Havoc, or any of the assets owned or used by Havoc, is subject; and none of the Selling Shareholders is subject to any Order that relates to Havoc's business or to any of the assets owned or used by Havoc.

            (e) To the Knowledge of Havoc and the Selling Shareholders, no officer or employee of Havoc is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to Havoc's business.

            (f) There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on Havoc's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof) or on the ability of Havoc or any of the Selling Shareholders to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      3.26

Authority; Binding Nature of Agreements.

            (a) Havoc has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Havoc of this Agreement have been duly authorized by all necessary action on the part of Havoc and its board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of Havoc, enforceable against Havoc in accordance with its terms.

            (b) Each Selling Shareholder has the absolute and unrestricted right, power and capacity to enter into and to perform such Selling Shareholder's obligations under each of the Transactional Agreements to which such Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of the Selling Shareholders, enforceable against each of the Selling Shareholders in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of each Selling Shareholder who is a party thereto, and will be enforceable against such Selling Shareholder in accordance with its terms.

            (c) The respective spouses of the Selling Shareholders have the absolute and unrestricted right, power and capacity to execute and deliver and to perform their obligations under the Spousal Consents, if any, being executed by them. Said Spousal Consents constitute their legal, valid and binding obligations, enforceable against them in accordance with their terms.

      3.27

Non-Contravention; Consents. Except as set forth in Part 3.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of Havoc's certificate of incorporation or bylaws, or (ii) any currently effective resolution adopted by Havoc's shareholders, Havoc's board of directors or any committee of Havoc's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Havoc or any of the Selling Shareholders, or any of the assets owned or used by Havoc, is subject;

            (c) cause Havoc, AEND or any affiliate of AEND to become subject to, or to become liable for the payment of, any Tax;

            (d) cause any of the assets owned or used by Havoc to be reassessed or revalued by any taxing authority or other Governmental Body;

            (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Havoc or any of its employees or that otherwise relates to

Havoc's business or to any of the assets owned or used by Havoc;

            (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Havoc Contracts (other than any Excluded Contract);

            (g) give any Person the right under any Havoc Contract (other than any Excluded Contract) to, (i) declare a default or exercise any remedy under any Havoc Contracts, (ii) accelerate the maturity or performance of any Havoc Contracts, or (iii) cancel, terminate or modify any Havoc Contract;

            (h) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which any of the Selling Shareholders is a party or by which any of the Selling Shareholders is bound; or

            (i) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Havoc.

      Except as set forth in Part 3.27 of the Disclosure Schedule, neither Havoc nor any of the Selling Shareholders was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactional.

      3.28

Full Disclosure.

            (a) None of the Transactional Agreements contains or will contain any material untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any material facts necessary to make any of the representations, warranties or other statements or information contained therein not misleading in light of the circumstances in which they were made.

            (b) Except as set forth in Part 3.28 of the Disclosure Schedule, there is no fact within the Knowledge of Havoc (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all Comparable Entities) that (i) might have a material adverse effect on Havoc's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof) or on the ability of Havoc or any of the Selling Shareholders to comply with or perform any covenant or obligation under any of the transactional

Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise preventing any of the Transactions.

            (c) All of the information set forth in the Disclosure Schedule is accurate and complete in all respects.

            (d) Havoc and the Selling Shareholders have provided AEND and AEND's Representatives with full and complete access to all of Havoc's records and other documents and data.

      3.29

No Other Representations or Warranties. Neither Havoc nor any Selling Shareholder shall be deemed to have made to AEND or to any other Person any representation or warranty other than as expressly made in this Agreement or any other Transactional Agreement, in the Disclosure Schedule or in the Closing Certificate. Without limiting the generality of the foregoing, neither Havoc nor any Selling Shareholder makes any representation or warranty with respect to any projections, estimates or budgets relating to future operations or results of operations of Havoc heretofore delivered or made available to AEND or any of its Representatives.

4.    REPRESENTATIONS AND WARRANTIES OF AEND

      AEND represents and warrants, to and for the benefit of the Selling Shareholders, as follows:

      4.1

Due Organization. AEND is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.  AEND is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction except where the failure to be so qualified has not had and reasonably is not expected to have a material adverse effect on the business or financial condition of AEND.

      4.2

Authority; Binding Nature of Agreements. AEND each has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Agreements; and the execution, delivery and performance by AEND of the Transaction Agreements have been duly authorized by all necessary action on the part of AEND and its board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of AEND, enforceable against AEND in accordance with its terms.

      4.3

Non-Contravention; Consents. Except as set forth in Part 4.3 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of AEND's certificate of incorporation or bylaws, or (ii) any resolution adopted by AEND's stockholders, AEND's board of directors or any committee of AEND's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which AEND or any of the assets owned or used by AEND, is subject;

            (c) cause AEND or any affiliate of AEND to become subject to, or to become liable for the payment of, any Tax;

            (d) cause any of the assets owned or used by AEND to be reassessed or revalued by any taxing authority or other Governmental Body;

            (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by AEND or any of their respective employees or that otherwise relates to AEND's business or to any of the assets owned or used by AEND;

            (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contracts of AEND;

            (g) give any Person the right under any AEND Contracts (other than Excluded Contracts) to (i) declare a default or exercise any remedy under any Contracts of AEND, (ii) accelerate the maturity or performance of any Contracts of AEND, or (iii) cancel, terminate or modify any Contracts of AEND; or

            (h) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by AEND.

Except as set forth in Part 4.3 of the Disclosure Schedule, neither AEND was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of Transactions contemplated by this Agreement.

4.4

Capitalization, Etc.

            (a) The authorized capital stock of AEND consists of:

                  (i) 100,000,000 shares of common stock having a par value of $.0003 per share, 2,463,331 of which is outstanding as of the date of this Agreement;

                  (ii) 2,000,000 shares of Class B common stock having a par value of $.0003 per share, none of which is outstanding as of the date of this Agreement;

                  (iii) 8,000,000 shares of preferred stock having a par value of $.0006 per share, none of which is outstanding as of the date of this Agreement;

            (b) Upon Closing and the issuance of the AEND Shares pursuant to this, the following shares of capital stock of AEND will be issued and outstanding:

(i)

47,463,331 shares of common stock;

(ii)

no shares of Class B common stock; and

(iii)

no shares of preferred stock, and

(iv)

certain additional shares shall be reserved for future issuance as set forth at Item C of the Recitals and which are incorporated herein by reference.

            (c) The AEND Shares when issued and delivered in accordance with this Agreement in the Exchange shall be duly and validly authorized and issued, fully paid and nonassessable.

      4.5

Financial Statements. AEND Sub has delivered to Havoc the audited balance sheet of AEND as of December 31, 2005, and the related statements of operations, changes in shareholders' equity and cash flows (collectively, the AEND Financial Statements"). All of the AEND Financial Statements are believed to be accurate and complete in all respects, subject to normal year-end audit adjustments.  The AEND Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered.

      4.6

No Adverse Change. There has not been any material adverse change in AEND’s  business, condition, assets, liabilities, operations, financial performance or net income (or in any aspect or portion thereof) since March 31, 2006.

      4.7

Proceedings.

            (a) There is no pending Proceeding, and no Person has threatened to commence any Proceeding:

                  (i) that involves AEND or AEND Sub or that otherwise relates to or reasonably might affect AEND's or AEND Sub's business or any of the assets owned or used by AEND or AEND Sub (whether or not AEND or AEND Sub is named as a party thereto); or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

            (b) No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

      4.8

Brokers.  AEND has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

      4.9

No Other Representations or Warranties. AEND shall not be deemed to have made to Havoc, the Selling Shareholders or to any other Person any representation or warranty other than as expressly made in this Agreement or any other Transaction Agreement, in the Closing Certificate.  Without limiting the generality of the foregoing, AEND does not makes any representation or warranty with respect to any projections, estimates or budgets relating to future operations or results of operations of AEND heretofore delivered or made available to Havoc or any of their Representatives.

5.    REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

      Each Selling Shareholder understands, or has been advised, that the AEND Shares that will be received in this Transaction have not been registered under the Securities Act.  Each Selling Shareholder also understands, or has been advised, that AEND Shares are being issued pursuant to an exemption from registration contained in the Securities Act based in part upon such Selling Shareholder's representations contained in this Agreement.  Each Selling Shareholder hereby represents and warrants, to and for the benefit of AEND and Havoc, as follows:

      5.1

Selling Shareholder Bears Economic Risk. The Selling Shareholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to AEND so that he or it is capable of, or has been advised by his or its Purchaser Representative regarding, evaluating the merits and risks of an investment in AEND and has the capacity to protect his or its own interests. The Selling Shareholder must bear the economic risk of this investment indefinitely unless AEND Shares are registered pursuant to the Securities Act, or an exemption from registration is available. The Selling Shareholder understands that AEND has not made any commitment to register any of its shares under the Securities Act of 1933, as amended. The Selling Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Selling Shareholder to transfer all or any portion of AEND Shares under the circumstances, in the amounts or at the times the Selling Shareholder might propose.

      5.2

Acquisition for Own Account. The Selling Shareholder is acquiring AEND Shares for the Selling Shareholder's own account for investment only, and not with a view towards their distribution.

      5.3

Selling Shareholder Can Protect Its Interest. The Selling Shareholder represents that either (i) by reason of his or its, or of its management's, business or financial experience, the Selling Shareholder has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement or (ii) he or it has consulted with the legal advisors of its choice (as defined in Rule 501 of Regulation D) in the transactions contemplated by this Agreement. Further, the Selling Shareholder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

      5.4

Company Information. The Selling Shareholder has received and read the information provided by AEND or has had such information explained by its Purchaser Representative and either the Selling Shareholder or its Purchaser Representative has had an opportunity to discuss AEND's business, management and financial affairs with directors, officers and management of AEND and has had the opportunity to review AEND's operations and facilities. The Selling Shareholder or his or its Purchaser Representative has also had the opportunity to ask questions of and receive answers from, AEND and its management regarding the terms and conditions of this investment.

      5.5

Rule 144. The Selling Shareholder acknowledges and agrees that AEND Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Selling Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about AEND, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

      5.6

Selling Shareholder.

            (a) The Selling Shareholder has the capacity and financial capability to comply with and perform all of such Selling Shareholder's covenants and obligations under each of the Transactional Agreements to which such Selling Shareholder is or may become a party.

            (b) No Selling Shareholder:

                  (i) has, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Shareholder's assets, (D) admitted in writing such Selling Shareholder's inability to pay such Selling Shareholder's debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on such Selling Shareholder's ability to comply with or perform any of such Selling Shareholder's covenants or obligations under any of the Transactional Agreements; or

                  (ii) is subject to any Order that may have an adverse effect on such Selling Shareholder's ability to comply with or perform any of such Selling Shareholder's covenants or obligations under any of the Transactional Agreements.

      There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may reasonably have an adverse effect on the ability of any Selling Shareholder to comply with or perform any of such Selling Shareholder's covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that reasonably might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

6.    PRE-CLOSING COVENANTS OF HAVOC AND SELLING SHAREHOLDERS

      6.1

Access and Investigation. Havoc and the Selling Shareholders shall ensure that, at all times during the Pre-Closing Period:

            (a) Havoc and its Representatives provide AEND and its Representatives with free and complete access to Havoc's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Companies;

            (b) Havoc and its Representatives provide AEND and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Companies as AEND may request in good faith; and

            (c) Havoc and its Representatives compile and provide AEND and its Representations with such additional financial, operating and other data and information regarding the Companies as AEND may request in good faith.

      6.2

Operation of Business. Havoc and the Selling Shareholders shall use Best Efforts to ensure that, during the Pre-Closing Period:

            (a) none of the Selling Shareholders directly or indirectly sells or otherwise transfers, or offers, agrees or commits (in writing or otherwise) to sell or otherwise transfer, any of the Shares or any interest in or right relating to any of the Shares;

            (b) none of the Selling Shareholders permits, and none of the Selling Shareholders offers, agrees or commits (in writing or otherwise) to permit, any of the Shares to become subject, directly or indirectly, to any Encumbrance;

            (c) Havoc preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Havoc;

            (d) Havoc keeps in full force all insurance policies identified in Part 3.22 of the Disclosure Schedule, if any;

            (e) Except as otherwise prohibited by law, Havoc's officers confer regularly with AEND concerning operational matters and otherwise report regularly to AEND concerning the status of Havoc's business, condition, assets, liabilities, operations, financial performance and prospects;

            (f) Havoc immediately notifies AEND of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

            (g) Havoc and its officers use their Best Efforts to cause the Company to operate the business prudently and in the Ordinary Course of Business, consistent with past practices, and the Company's current business plan which includes the development of the application service provider and total service provider businesses using the Company's current product offerings;

            (h) Havoc does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for the redemption of the Series A and Series B preferred stock in accordance with this Agreement and the cash-out of certain outstanding options prior to the Closing in accordance with this Agreement;

            (i) Havoc does not sell or otherwise issue any shares of capital stock or any other securities other than upon the exercise of outstanding warrants or options;

            (j) Havoc does not amend its certificate of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (k) Havoc does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (l) Havoc does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of Havoc during the Pre-Closing Period, do not exceed $100,000 in the aggregate without prior written notice to AEND;

            (m) Havoc does not enter into or permit any of the assets owned or used by Havoc to become bound by any Contract, except for any Excluded Contract;

            (n) Havoc does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

            (o) Havoc does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (p) Havoc does not change any of its methods of accounting or accounting practices in any material respect;

            (q) Havoc does not make any Tax election;

            (r) Havoc does not commence any Proceeding;

            (s) Havoc does not enter into any transaction or take any other action of the type referred to in Section 3.5;

            (t) Havoc does not knowingly enter into any transaction or take any other action that reasonably might cause or constitute a Breach of any representation or warranty made by Havoc or any of the Selling Shareholders in this Agreement or in the Closing Certificate; and

            (u) Havoc does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses "(i)" through "(t)" of this Section 6.2.

      6.3

Filings and Consents. Havoc and the Selling Shareholders shall ensure that:

            (a) each other filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Havoc or any of the Selling Shareholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 3.28 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

            (b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Havoc or any of the Selling Shareholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 3.28 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

            (c) Havoc promptly delivers to AEND a copy of each filing made, each notice given and each Consent obtained by Havoc or any Selling Shareholder during the Pre-Closing Period; and

            (d) during the Pre-Closing Period, Havoc and its Representatives cooperate with AEND and with AEND's Representatives, and prepare and make available such documents and take such other actions as AEND may request in good faith, in connection with any filing, notice or Consent that AEND is required or elects to make, give or obtain.

      6.4

Notification; Updates to Disclosure Schedule.

            (a) During the Pre-Closing Period, Havoc and the Selling Shareholders shall promptly notify AEND in writing of:

                  (i) the discovery by Havoc or any of the Selling Shareholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Havoc or any of the Selling Shareholders in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Havoc or any of the Selling Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii) any Breach of any covenant or obligation of Havoc or any of the Selling Shareholders; and

                  (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 8 or Section 9 impossible or unlikely.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Havoc and the Selling Shareholders shall promptly deliver to AEND an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Havoc or any of the Selling Shareholders in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 8 has been satisfied unless AEND and Havoc agree that such supplement or update shall constitute an amendment to this Agreement; provided, however, that if AEND agrees to close the Transactions notwithstanding any Breach disclosed through any update of the Disclosure Schedule, AEND shall not have the right to seek Damages with respect to such Breach unless AEND and Agent have agreed to amend the Agreement to provide for such indemnity; and provided further, that if AEND and Agent cannot agree in good faith on an appropriate remedy for a Breach that occurs prior to the Closing and close the Transactions and the Agreement is terminated, then AEND's remedies will be limited as follows: (a) if the Breach existed as of the date of this Agreement, then AEND shall be entitled to be reimbursed for its direct out of pocket professional fees for the Transactions; (b) if the Breach is the result of any event, circumstance, or condition occurring or arising after the date of execution and prior to the Closing, then AEND's sole remedy shall be termination of this Agreement.

      6.5

No Negotiation. Havoc and the Selling Shareholders shall ensure that, during the Pre-Closing Period, neither Havoc nor any of Havoc's Representatives directly or indirectly:

            (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than AEND) relating to any Acquisition Transaction;

            (b) participates in any discussions (other than the mere receipt of an unsolicited inquiry, proposal or offer that Havoc promptly reports in writing to AEND) or negotiations with, or provides any non-public information to, any Person (other than AEND) relating to any Acquisition Proposal; or

            (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than AEND) relating to any Acquisition Transaction.

      6.6

Best Efforts. During the Pre-Closing Period, Havoc and the Selling Shareholders shall use their Best Efforts to cause the conditions set forth in Sections 8 and 9 to be satisfied on a timely basis.

      6.7

Confidentiality. Except for limited disclosures to Persons who are not parties to this Agreement in order to obtain Consents, Havoc and the Selling Shareholders shall ensure that, during the Pre-Closing Period:

            (a) Havoc and its Representatives keep strictly confidential the existence and terms of this Agreement;

            (b) neither Havoc nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Havoc's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent that Havoc is required by law to make any such disclosure regarding the Transactions; and

            (c) if Havoc is required by law to make any disclosure regarding the Transactions, Havoc advises AEND, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

7.    PRE-CLOSING COVENANTS OF AEND

      7.1

AEND shall ensure that, during the Pre-Closing Period:

(a)

AEND keep strictly confidential the proprietary and confidential information of Havoc.

8.    CONDITIONS PRECEDENT TO AEND'S OBLIGATION TO CLOSE

      AEND's obligation to consummate the Exchange at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by AEND, in whole or in part, in accordance with Section 12.15):

      8.1

Satisfactory Completion of Pre-Acquisition Review. AEND shall have satisfactorily completed its pre-acquisition investigation and review of Havoc's business, condition, assets, liabilities, operations, financial performance, net income and prospects and shall be satisfied with the results of that investigation and review.

      8.2

Accuracy of Representations.

            (a) Each of the Specified Representations shall have been accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time and as of the Closing as if made at the Closing, without giving effect to any update to the Disclosure Schedule.

            (b) All of the other representations and warranties made by Havoc and the Selling Shareholders in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time and as of the Closing, as if made at the Closing, each without giving effect to any update to the Disclosure Schedule.

      8.3

Performance of Obligations. All of the other covenants and obligations that Havoc and the Selling Shareholders are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

      8.4

Approval of AEND's Board of Directors; Consents.

            (a) AEND's board of directors shall have ratified the execution of this Agreement by AEND and shall have approved the consummation of the Transactions.

(b)

Each of the Consents identified in Part 3.27 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

      8.5

No Material Adverse Change. There shall have been no material adverse change in Havoc's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since March 31, 2006.

      8.6

Closing Documents. AEND shall have received the following documents:

            (a) the Havoc and the Selling Shareholders shall have received from Havoc’s counsel an opinion of such counsel stating that all of the Sellers’ Shares are validly issued and outstanding and that Havoc and the Havoc Shareholders are legally and validly authorized to enter into and consummate the Transaction.

            (b) Havoc shall have executed and deliver to AEND a certificate (the "Closing Certificate") setting forth the estimated Debt and the estimated Working Capital of Havoc as of the Closing Date and that (A) each of the representations and warranties made by Havoc and the Selling Shareholders in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the Specified Representations made by Havoc and the Selling Shareholders in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date and each of the other representations and warranties made by Havoc and the Selling Shareholders in this Agreement is accurate in all material respects as of the Closing Date (without giving effect to any materiality exception within the representation or warranty), (C) each of the covenants and obligations that Havoc and the Selling Shareholders are required to have complied with or performed pursuant to this

Agreement at or prior to the Closing has been duly complied with and performed in all respects.

            (d) Havoc shall have delivered to AEND a statement (in such form as may be reasonably requested by counsel to AEND) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, (withholding requirements); and

            (e) such other documents as AEND may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Havoc or any of the Selling Shareholders, (ii) evidencing the compliance by Havoc or any of the Selling Shareholders with, or the performance by Havoc or any of the Selling Shareholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 8, or (iv) otherwise facilitating the consummation of or performance of any of the Transactions.

      8.7

No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against AEND, or against any Person affiliated with AEND, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      8.8

No Claim Regarding Stock Ownership or Sale Proceeds. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of Havoc.

      8.9

No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause AEND or any Person affiliated with AEND to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

      8.10

Confidential Information and Invention Assignment Agreements. All current employees of Havoc shall have executed and delivered to Havoc an agreement (containing no exceptions to or exclusions from the scope of its coverage except for prior inventions that do not conflict with the operations of Havoc's business or the use of Havoc assets).

9.    CONDITIONS PRECEDENT TO HAVOC'S AND SELLING SHAREHOLDERS' OBLIGATION TO CLOSE

      The Selling Shareholders' obligation to sell the Shares and to take the other actions required to be taken by the Selling Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Agent, in whole or in part, in accordance with Section 12.15):

      9.1

Accuracy of Representations. All of the representations and warranties made by AEND in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

      9.2

AEND's Performance. All of the other covenants and obligations that AEND is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

      9.3

Closing Documents. The Agent shall have received the following documents:

            (a) AEND shall have executed and delivered to the Agent a certificate (the "Closing Certificate") that (A) each of the representations and warranties made by AEND in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the Specified Representations made by AEND in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date and each of the representations and warranties made by AEND in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, and (C) each of the covenants and obligations that AEND is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects.

10.   TERMINATION

      10.1

Termination Events. This Agreement may be terminated prior to the Closing:

            (a) by AEND if (i) there is a material Breach of any covenant or obligation of Havoc or any of the Selling Shareholders, or (ii) AEND reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible or impractical (other than as a result of any failure on the part of AEND to comply with or perform its covenants and obligations under this Agreement);

            (b) by the Agent if (i) there is a material Breach of any covenant or obligation of AEND, or (ii) the Agent reasonably determines that the timely satisfaction of any condition set forth in Section 9 has become impossible or impractical (other than as a result of any failure on the part of Havoc or any of the Selling Shareholders to comply with or perform any covenant or obligation set forth in this Agreement);

            (c) by AEND at or after the Scheduled Closing Time if any condition set forth in Section 8 has not been satisfied by the Scheduled Closing Time;

            (d) by the Agent at or after the Scheduled Closing Time if any condition set forth in Section 9 has not been satisfied by the Scheduled Closing Time;

            (e) by AEND if the Closing has not taken place on or before June 1, 2006 (other than as a result of any failure on the part of AEND to comply with or perform its covenants and obligations under this Agreement);

            (f) by the Agent if the Closing has not taken place on or before June 1, 2006 (other than as a result of the failure on the part of Havoc or any of the Selling Shareholders to comply with or perform any covenant or obligation set forth in this Agreement); or

            (g) by the mutual consent of AEND and the Agent.

      10.2

Termination Procedures. If AEND wishes to terminate this Agreement pursuant to Section 10.1(a), Section 10.1(c) or Section 10.1(e), AEND shall deliver to the Agent a written notice stating that AEND is terminating this Agreement and setting forth a brief description of the basis on which AEND is terminating this Agreement.  If the Agent wishes to terminate this Agreement pursuant to Section 10.1(b), Section 10.1(d) or Section 10.1(f), the Agent shall deliver to AEND a written notice stating that the Agent is terminating this Agreement and setting forth a brief description of the basis on which the Agent is terminating this Agreement.

      10.3

Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

            (a) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and

            (b) Havoc and the Selling Shareholders shall, in all events, remain bound by and continue to be subject to Section 6.7.

11.   INDEMNIFICATION, ETC.

      11.1

Survival of Representations and Covenants.

            (a) The representations, warranties, covenants and obligations of each party shall survive (without limitation):

                  (i) the Exchange, the purchase and sale of the Purchased Shares and the other Transactions;

                  (ii) any sale or other disposition of Havoc or any assets of Havoc by AEND; and

                  (iii) any Acquisition Transaction effected by or otherwise involving AEND or Havoc.

            (b) The representations, warranties, covenants and obligations of Havoc and the Selling Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or

Knowledge of, any of the Indemnitees or any of their Representatives.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Havoc and the Selling Shareholders in this Agreement.

      11.2

Indemnification by Selling Shareholders.

            (a) The Selling Shareholders, jointly but not severally (except where the Selling Shareholder makes a representation or warranty only with respect to himself or itself in which case such Selling Shareholder shall solely), shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time during the 18 month period  following the Closing or Termination of this Agreement (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  (i) any Breach of any representation or warranty made by Havoc or any of the Selling Shareholders in this Agreement or in the Closing Certificate, subject to Section 6.4(b);

                  (ii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule, subject to Section 6.4(b);

                  (iii) any Breach of any covenant or obligation of Havoc or any of the Selling Shareholders, subject to Section 6.4(b);

                  (iv) any matter identified or referred to in Part 3.15 or Part 3.25 of the Disclosure Schedule (provided no Purchase Price adjustment is made on account of any such specific matter following the post-closing audit); or

                  (v) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," or "(iv)," above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 11).

            (b) The Selling Shareholders acknowledge and agree that, if there is any Breach of any representation, warranty or other provision relating to Havoc or Havoc's business, condition, assets, liabilities, operations, financial performance or net income (or any aspect or portion thereof), then AEND shall be deemed, by virtue of its ownership of common stock of Havoc, to have incurred Damages as a result of such Breach or Liability. Nothing contained in this Section 11.2(b) shall have the effect of (i) limiting the circumstances under which AEND may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that AEND may be deemed to have incurred (whether in connection with any such Breach or Liability or otherwise), or (iii) limiting the rights of Havoc or any of the other Indemnitees under this Section 11.2. Nothing herein shall entitle AEND and Havoc to recover Damages more than once on the same claim although the Damage recovery may be allocated among the Indemnitees.

      11.3

Threshold.

            (a) Subject to Section 11.3(b), the Selling Shareholders shall not be required to make any indemnification payment pursuant to Section 11.2 until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds the amount equal to the positive Working Capital as shown in the Audited  Balance Sheet, if any, (the "Deductible"). At such time as the total amount of Damages exceeds the

Deductible, the Indemnitees shall be entitled to be indemnified against any Damages in excess of the Deductible.

            (b) The limitation on the Selling Shareholders' indemnification obligations that is set forth in Sections 11.3(a) and 11.7 shall not apply to (i) any Breach of any of the Specified Representations, or (ii) any act or omission ruled by a non-appealable judgment to have been fraud by Havoc or any of the Selling Shareholders in connection with the Transaction. In no event shall any Selling Shareholder's liability for the Specified Representations exceed its or his pro rata share of the Purchase Price and the then fair market value of the AEND Shares.  A Selling Shareholder can satisfy this obligation by delivery of his or its pro rata share of the Purchase Price and the AEND Shares. To the extent that a Selling Shareholder does not deliver AEND Shares, then his or its liability under this subsection shall be limited to his or its pro rata share of the Purchase Price plus the fair market value of the AEND Shares he or it still owns plus the proceeds received by the Selling Shareholder from the sale of such AEND Shares, net of brokerage or underwriting commissions only.

      11.4

Right to Require Cure of Breach. Without limiting the generality of anything contained in Section 11.2, if there is any Breach of any representation or warranty made by Havoc or any of the Selling Shareholders after the Deductible is satisfied, then the Selling Shareholders, jointly but not severally, may elect to (a) pay Damages to AEND or Havoc or (b) take such other actions as AEND may in good faith reasonably request for the purpose of causing such Breach to be corrected, cured and eliminated in all respects (at no cost to Havoc or AEND).

      11.5

No Contribution. Each Selling Shareholder waives, and acknowledges and agrees that such Selling Shareholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against AEND or Havoc in connection with any indemnification obligation or any other Liability to which such Selling Shareholder may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

      11.6

Interest. Any party that is required to indemnify any other Person pursuant to this Section 11 with respect to any Damages shall also be required to pay such other Person interest on the amount of such Damages (for the period commencing as of the date on which such other Person first gave notice of such Damages to the Agent and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate three percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

      11.7

Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Havoc, against any other Indemnitee or against any other Person) with respect to which any of the Selling Shareholders may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 11, AEND may proceed with the defense of such claim or Proceeding on its own. If AEND so proceeds with the defense of any such claim or Proceeding on its own:

            (a) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by AEND) shall be borne and paid exclusively by the Selling Shareholders, as applicable;

            (b) the Selling Shareholders shall make available to AEND any documents and materials in the possession or control of any of the Selling Shareholders that may be necessary to the defense of such claim or Proceeding;

            (c) AEND shall keep the Agent informed of all material developments and events relating to such claim or Proceeding;

            (d) AEND shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Agent; provided, however, that the Agent shall not unreasonably withhold such consent; and

            (e) The counsel selected by AEND to defend such claim or Proceeding shall be subject to the approval of the Agent (such approval not to be withheld unreasonably).

      11.8

Exercise of Remedies by Indemnitees Other Than AEND. No Indemnitee (other than AEND) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless AEND (or any respective successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

      11.9

Indemnification by AEND.

            (a) AEND shall jointly and severally hold harmless and indemnify each of the Selling Shareholders from and against, and shall compensate and reimburse each of the Selling Shareholders for, any Damages which are directly or incurred by any of the Selling Shareholders or to which any of the Selling Shareholders may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a direct result of, or are directly connected with any Breach of any representation, warranty, covenant or obligation made by AEND in this Agreement (without giving effect to any update to the Disclosure Schedule) or in the Closing Certificate and any Proceeding relating directly or indirectly to any Breach or alleged Breach referred to herein (including any Proceeding commenced by the Selling Shareholders for the purpose of enforcing any of their rights under this Section 11).

            (b) Subject to Section (c), AEND shall not be required to make any indemnification payment pursuant to Section 11.10 until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Selling Shareholders, or to which any one or more of the Selling Shareholders has or have otherwise become subject, exceeds $600,000.00. At such time as the total amount of such Damages exceeds $600,000.00, the Selling Shareholders shall be entitled to be indemnified against any Damages in excess of $600,000.00.  Except as set forth in Section 11, in no event shall AEND or any affiliate of AEND or AEND Sub be liable for any Damages arising under this Agreement in excess of $225,000.

            (c) The limitation on AEND's indemnification obligations that is set forth in Section (b) shall not apply to (i) any Breach of any of the Specified Representations of AEND, or (ii) any act or omission (including any violation of the securities laws) ruled by a non-appealable judgment to have been fraud by AEND connection with the Transaction.

12.    MISCELLANEOUS PROVISIONS

      12.1

Selling Shareholders' Agent.

            (a) Each of the Selling Shareholders hereby irrevocably nominates, constitutes and appoints C. Kent Williams as the agent and true and lawful attorney-in-fact of the Selling Shareholders (the "Agent"), with full power of substitution, to act in the name, place and stead of the Selling Shareholders for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions.  C. Kent Williams hereby accepts his appointment as Agent.

            (b) The Selling Shareholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Shareholders (in the name of any or all of the Selling Shareholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the General Release referred to in Section 8.9(a), the Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in any of the Transactional Agreements:

                  (i) AEND shall be entitled to deal exclusively with the Agent on all matters relating to the respective Transactional Agreements and the respective Transactional (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Selling Shareholder); and

                  (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Shareholder by the Agent, and on any other action taken or purported to be taken on behalf of any Selling Shareholder by the Agent, as fully binding upon such Selling Shareholder.

            (c) The Selling Shareholders recognize and intend that the power of attorney granted in Section 12.1:

                  (i) is coupled with an interest and is irrevocable;

                  (ii) may be delegated by the Agent; and

                  (iii) shall survive the death or incapacity of each of the Selling Shareholders.

            (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been mailed, sent by overnight delivery or express courier, telexed, telegraphed, faxed or cabled by a Selling Shareholder or to have been signed and presented by a Selling Shareholder.

            (e) If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Selling Shareholders shall, within ten days after such death or disability, appoint a successor to the Agent and immediately thereafter notify AEND of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Selling Shareholders.

            (f) All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Selling Shareholders.

            (g) The Agent shall not incur any liability to the Selling Shareholders directly or indirectly for any action taken by the Agent in good faith in the exercise of his business judgment. Each Selling Shareholder shall indemnify, protect and hold the Agent harmless from any against any and all liability, loss, cost, claim, or expense, including attorneys' fees and costs arising from his performance as the Agent.

      12.2

Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

      12.3

Fees and Expenses.

            (a) Havoc shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to counsel for Havoc, which Havoc shall pay at Closing that have been incurred or that are in the future incurred by,  on behalf of or for the benefit of Havoc or any of the Selling Shareholders in connection with:

                  (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                  (ii) the investigation and review conducted by AEND and its Representatives with respect to Havoc's business (and the furnishing of information to AEND and its Representatives in connection with such investigation and review);

                  (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactional

                  (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

                  (v) the consummation and performance of the Transactions.

            (b) Subject to the provisions of Section 11 (including the indemnification and other obligations of the Selling Shareholders thereunder) and the provisions of Section 12.5(b)(iv), AEND shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to its counsel and auditors) that have been incurred or that are in the future incurred by or on behalf of AEND in connection with:

                  (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                  (ii) the investigation and review conducted by AEND and its Representatives with respect to Havoc's business;

                  (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

                  (iv) the consummation and the performance of the Transactions.

      12.4

Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      12.5

Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

            if to Havoc:

                Havoc Distribution, Inc.

7606 Kevin Drive

Dallas, Texas 75248

Attention: C. K. Williams

            if to AEND:

                American Enterprise Development Corporation

1240 Blalock Rd., Ste. 150

Houston, Texas 77055

Attention:  Jonathan Gilchrist

      12.6

Publicity. Without limiting the generality of anything contained in Section 6.7, on and at all times after the Closing Date:

            (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of any of the Selling Shareholders, and the Selling Shareholders shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and

            (b) each Selling Shareholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Selling Shareholder's possession that relates directly or indirectly to the business of Havoc, AEND or any affiliate of AEND.

      12.7

Time of the Essence. Time is of the essence of this Agreement.

      12.8

Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      12.9

Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    12.10

Governing Law; Venue.

            (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

            (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Harris, Texas. Each party to this Agreement:

                  (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Harris, Texas (and each appellate court located in the State of Texas) in connection with any such legal proceeding;

                  (ii) agrees that each state and federal court located in the County of Harris, Texas shall be deemed to be a convenient forum; and

                  (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Harris, Texas any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

            (c) Each Selling Shareholder agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against such Selling Shareholder in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

            (d) The Selling Shareholders irrevocably constitute and appoint the Agent as their agent to receive service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

            (e) The Selling Shareholders irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

      12.11

Successors and Assigns. This Agreement shall be binding upon: Havoc and its successors and assigns (if any); the Selling Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and AEND and its successors and assigns (if any). This Agreement shall inure to the benefit of: Havoc; the Selling Shareholders; AEND; the other Indemnitees (subject to Section 11.9); and the respective successors and assigns (if any) of the foregoing. AEND may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 11), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

      12.12

Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties agrees that:

            (a) in the event of any Breach or threatened Breach by a party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

            (b) the party seeking specific performance or an injunction shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

      12.13

Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      12.14

Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of AEND and the Agent.

12.15

Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      12.16

Parties in Interest. Except for the provisions of Section 11 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

      12.17

Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

      12.18

Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement.

            (c) The words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      12.19

Negotiation of Disputes. If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within thirty days of a written request by either party to the other, such dispute shall be referred to the Chief Executive Officer, Chief Financial Officer or General Counsel of AEND and the Agent for resolution. Such persons shall hold a meeting to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 10 business days after such meeting, the Chief Executive Officer, Chief Financial Officer or General Counsel of AEND and the Agent have not succeeded in negotiating a resolution of the dispute, such dispute may be resolved in accordance with Section 12.12.

The parties hereto have caused this Agreement to be executed and delivered as of May 16, 2006.

AEND:

American Enterprise Development Corporation

By:___//s// Jonathan Gilchrist_________

         Jonathan Gilchrist

Its:______President_________________

Havoc

                                 HAVOC DISTRIBUTION, INC.

By:____//s// C Kent Williams_____

C. Kent Williams

Its:______President_________________

SELLING SHAREHOLDERS:

Carey Kent Williams	William Gerald Martin, Jr Revocable Trust

William Samuel Davis	Paula Sue Martin Revocable Trust

Wendell Eugene Ormiston	Elsie L Williams tod Paula S. Martin

Marco Arce	Martin Family Irrevocable Trust

Andre Nicolson	Fimreite Family Irrevocable Trust

The Internet Business Factory	Eugene A. Rankin Irrevocable Trust

Goldbridge Capital, LLC	Lea Fimreite-Rankin Revocable Trust

James W. Carroll	The Rankin Family Revocable Trust

Kathy Godfrey	Ernest D Rankin tod Eneatha E. Rankin

Angela Gilchrist	Eric E. Rankin tod Elizabeth Rankin

Jonathan Gilchrist F/B/O Anton Aleksandrov	Audrey Fimreite tod Lorri Broadwater, Lea L. Rankin, Amy Meredith, Aaron Fimreite, Andrea Marshall

Hazak Corporation	Michael Meredith tod Amy Meredith

Robert T. Sakowitz	Aaron Deon Fimreit Revocable Trust

Catalina Santos	Julie Sue Fimreite Revocable Trust

Bill Bell	Patricia Sherill Hubert Revocable Turst

Ben Roberts	John Arleigh Hubert Revocable Trust

Robert Sarlay	William & Wanda Martin Revocable Trust

William Carmichael	William G. Martin, III tod Pamela L. Martin

Marcy L. Reynolds tod Aaron J. Parris

Beverly A. Bryant Revocable Trust

Janis K Munn & Samuel Bruce Munn

Christopher R. Munn

Samuel Brent Munn

Heather J. Steger & Richard K Steger

Richard K Steger cust for Isley C. Steger

Ron E. Boyle tod Julie A. Boyle

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

      Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

            (a) the sale, license or other disposition or acquisition of all or any portion of Havoc's business or assets (other than in the Ordinary Course of Business);

            (b) the issuance, sale or other disposition of (i) any capital stock or other equity security of Havoc (other than common stock issued to employees of Havoc in routine transactions in accordance with Havoc's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Havoc other than stock options granted to employees of Havoc in routine transactions in accordance with Havoc's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Havoc; or

            (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Havoc.

      Havoc. "Havoc" shall mean Havoc Distribution, Inc., a Texas corporation.

      Havoc Contract. "Havoc Contract" shall mean any Contract:

            (a) to which Havoc is a party;

            (b) by which Havoc or any of its assets is or may become bound or under which Havoc has, or may become subject to, any obligation; or

            (c) under which Havoc has or may acquire any right or interest.

      Havoc Financial Statements. "Havoc Financial Statements" shall have the meaning specified in Section 3.4(a) of the Agreement.

      Agent. "Agent" shall have the meaning specified in Section 12.1 of the Agreement.

      Agreement. "Agreement" shall mean the Stock Exchange Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

      Best Efforts. "Best Efforts" shall mean the efforts that a prudent and reasonable Person desiring to achieve a particular result would use in order to achieve such result as expeditiously as possible.

      Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

      Closing. "Closing" shall have the meaning specified in Section 1.4 of the Agreement.

      Closing Certificate. "Closing Certificate" shall have the meaning specified in Section 8.9(b) of the Agreement.

      Closing Date. "Closing Date" shall have the meaning specified in Section 1.4 of the Agreement.

      Code. "Code" shall mean the Internal Revenue Code of 1986.

      Company Plan. "Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

      Comparable Entities. "Comparable Entities" shall mean Entities (other than Havoc) that are engaged in businesses similar to Havoc's business and are of comparable size in annualized revenues.

      Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

      Current Benefit Plan. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

            (a) that was established or adopted by Havoc or any ERISA Affiliate or is maintained or sponsored by Havoc;

            (b) in which Havoc participates;

            (c) with respect to which Havoc or any ERISA Affiliate is or may be required or permitted to make any contribution; or

            (d) with respect to which Havoc or any ERISA Affiliate is or may become subject to any Liability.

      Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, less any amounts recovered through insurance policies of Havoc so long as the claim does not result in a material increase in Havoc's premiums for such policy or policies or the cancellation of such policy or policies.

      Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to AEND on behalf of Havoc and the Selling Shareholders, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

      Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

      Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

      Excluded Contract. "Excluded Contract" shall mean any Havoc Contract that:

            (a) Havoc has entered into in the Ordinary Course of Business;

            (c) has a term of less than 90 days or may be terminated by Havoc (without penalty) within 90 days after the delivery of a termination notice by Havoc; and

            (d) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $15,000.

      GAAP. "GAAP" shall mean United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Havoc Financial Statements were prepared.

      Governmental Authorization. "Governmental Authorization" shall mean any:

(a)

permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b)

right under any Contract with any Governmental Body.

      Hazardous Material. "Hazardous Material" shall include:

            (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

            (b) any waste, gas or other substance or material that is explosive or radioactive;

            (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Havoc, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

            (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

            (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

      Indemnitees. "Indemnitees" shall mean the following Persons:

            (a) AEND;

            (b) AEND's current and future affiliates (including Havoc);

            (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and

            (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above;

      provided, however, that (i) Havoc shall not be entitled to exercise any rights as an Indemnitee prior to the Closing, and (ii) the Selling Shareholders shall not be deemed to be "Indemnitees" as such term is used herein.

      Information Statement. "Information Statement" shall mean an information statement for the Havoc Shareholders for purposes of soliciting their approval of the Exchange in accordance with this Agreement. The Information Statement will contain the type of information generally included in the public disclosure documents of AEND available at www.SEC.gov.

      Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

            (a) such individual is actually aware of such fact or other matter; or

            (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent investigation concerning the truth or existence of such fact or other matter.  Havoc shall be deemed to have "Knowledge" of a particular fact or other matter if any C.K. Williams, Jerry Martin or Samuel Davis has Knowledge of such fact or other matter.

      Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      Order. "Order" shall mean any:

            (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

            (b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

      Ordinary Course of Business. An action taken by or on behalf of Havoc shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

            (a) such action is recurring in nature, is consistent with Havoc's past practices and is taken in the ordinary course of Havoc's normal day-to-day operations;

            (c) such action is not required to be authorized by Havoc's shareholders, Havoc's board of directors or any committee of Havoc's board of directors and does not require any other separate or special authorization of any nature; and

            (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Entities that are engaged in businesses similar to Havoc's business.

      Person. "Person" shall mean any individual, Entity or Governmental Body.

      Pre-Closing Period. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

      Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

      Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

      Related Party. Each of the following shall be deemed to be a "Related Party":

            (a) each of the Selling Shareholders;

            (b) each individual who is, or who has at any time been, an officer of Havoc;

            (c) each member of the family of each of the individuals referred to in clauses "(a)" and "(b)" above; and

            (d) any Entity (other than Havoc) in which any one of the individuals referred to in clauses "(a)", "(b)" and "(c)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

      Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. The Selling Shareholders and all other Related Parties shall be deemed to be "Representatives" of Havoc.

      Scheduled Closing Time. "Scheduled Closing Time" shall have the meaning specified in Section 1.5 of the Agreement.

      Selling Shareholders. "Selling Shareholders" shall have the meaning specified in the introductory paragraph of the Agreement.

      Specified Representations. "Specified Representations" shall mean the representations and warranties set forth in Sections 3.1, 3.3, 3.17 and 3.20 of the Agreement and the representations and warranties set forth in Section 4.1 and Section 4.4 of the Agreement.

      Transactional Agreements. "Transactional Agreements" shall mean:

            (a) the Agreement;

            (b) the Investor Rights Agreement;

            (c) the Noncompetition Agreement referred to in Section 8.9(f) of the Agreement;

            (d) the General Release referred to in Section 8.9(a) of the Agreement;

            (e) the Closing Certificate; and

            (f) the mutual non-disclosure agreement between the parties executed prior to the date of this Agreement.

      Transactions. "Transactions" shall mean (i) the consummation of the Exchange, (ii) the consummation of the purchase and sale of the Purchased Shares; (iii) the execution and delivery of the respective Transactional Agreements, and (iv) all of the transactions contemplated by the respective Transactional Agreements.

      Working Capital. "Working Capital" shall mean as of the Closing Date the difference between Havoc's current assets and Havoc's current liabilities (excluding the current portion of any Debt) as determined under GAAP. Notwithstanding the foregoing, any cash contributions made or deemed to be made by AEND at Closing to fund repayment or retirement of Debt and any cash payments made to cash-out options shall be excluded from the calculation of Working Capital.

1